Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

Board of Directors
TiVo Inc.,

We consent to incorporation by reference in the Forms S-3 (File Nos. 333-53152, 333-69530 and 333-92028) and Forms S-8 (File Nos. 333-69512 and 333-94629) of TiVo Inc. of our report dated August 16, 2002, relating to the consolidated balance sheet of TiVo Inc. as of January 31, 2002 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year ended January 31, 2002 which report appears in the January 31, 2002 annual report on Form 10-K/A of TiVo Inc. Our report refers to a restatement.

/s/    KPMG LLP

Mountain View, California
September 13, 2002